Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Convergys Corporation:

1)	Registration Statement (Form S-4 No. 333-161586) of Convergys Corporation,

2)	Registration Statement (Form S-3 No. 333-150856) of Convergys Corporation,

3)
Registration Statement (Form S-8 No. 333-165385) pertaining to Convergys Corporation Salary Stock Unit Award Agreement with an Employee, Restricted Stock Unit Award Agreement with an Employee, and Stand Alone Stock Option Award,

4)	Registration Statement (Form S-8 No. 333-96735) pertaining to Convergys Corporation Executive Deferred Compensation Plan,

5)	Registration Statement (Form S-8 No. 333-111209) pertaining to Convergys Corporation Employee Stock Purchase Plan,

6)	Registration Statement (Form S-8 No. 333-96733) pertaining to Convergys Corporation Retirement and Savings Plan,

7)	Registration Statement (Form S-8 No. 333-96729) pertaining to Convergys Corporation Deferred Compensation and Option Gain Deferral Plan for Non-Employee Directors,

8)	Registration Statement (Form S-8 No. 333-96727) pertaining to Convergys Corporation 1998 Long Term Incentive Plan,

9)	Registration Statement (Form S-8 No. 333-86137) pertaining to Convergys Corporation Canadian Employee Share Purchase Plan, and

10)	Registration Statement (Form S-8 No. 333-66992) pertaining to Geneva Technology Limited Unapproved Share Option Scheme 1998 of Convergys Corporation;

of our report dated February 24, 2011, with respect to the financial statements of Cincinnati SMSA Limited Partnership included in this Form 10-K/A of Convergys Corporation for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 14, 2013